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As filed with the Securities and Exchange Commission on October 10, 2003

Registration No. 333-109159

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SB-2
Amendment No. 1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Encision, Inc.
(Name of small business issuer in its charter)

Colorado (State or jurisdiction of Incorporation or organization)	5047 (Primary Standard Industrial Classification Code Number)	84-1162056 (I.R.S. Employer Identification No.)
4828 Sterling Dr. Boulder, Colorado 80301 (303) 444-2600 (Address and telephone number of principal executive offices and address of principal place of business)	Marcia K. McHaffie 4828 Sterling Dr. Boulder, Colorado 80301 (303) 444-2600 (Name, address and telephone number of agent for service)

With Copies to:

JAMES A. BOWMAN President & CEO Encision, Inc. 4828 Sterling Dr. Boulder, Colorado 80301 (303) 444-2600	JAMES CARROLL, ESQ. Faegre & Benson LLP 1900 Fifteenth Street Boulder, Colorado 80302 (303) 546-1300	MICHAEL MCGAWN, ESQ. Faegre & Benson LLP 3200 Wells Fargo Center 1700 Lincoln Street Denver, Colorado 80202 (303) 607-3500

        Approximate date of proposed sale to the public: From time to time as determined by the selling shareholders following the date on which the Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

This is an amendment to Part II of the registration statement on Form SB-2 filed by Encision, Inc. on September 26, 2003, and is being filed solely to add an exhibit to the registration statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers.

        Our Articles of Incorporation and Bylaws provide that we shall indemnify to the fullest extent permitted by Colorado law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of Encision or, is or was serving at the request of Encision in any capacity and in any other corporation, partnership, joint venture, trust or other enterprise. The Colorado Business Corporation Act (the "Colorado Act") permits us to indemnify an officer or director who was or is a party, or is threatened to be made a party, to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in our best interests or, if such officer or director was not acting in an official capacity for us, he or she reasonably believed the conduct was not opposed to our best interests. Indemnification is mandatory if the officer or director was wholly successful, on the merits or otherwise, in defending such proceeding. Such indemnification (other than as ordered by a court) shall be made by the us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances of such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors or of a committee of at least two disinterested directors, or by independent legal counsel or by the shareholders.

        In addition, our Articles of Incorporation provide for the elimination, to the extent permitted by Colorado law, of personal liability of directors to us and our shareholders for monetary damages for breach of fiduciary duty as directors. The Colorado Act permits the elimination of personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to us, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws, and liability for acts occurring prior to the date such provision was added.

        In the Securities Purchase Agreement pursuant to which the selling shareholders purchased the shares offered by this prospectus, the selling shareholders agreed to indemnify our officers, directors, and control persons against claims or losses resulting from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated herein or in the registration statement of which this prospectus is a part, or in any amendments thereto, to the extent such statements or omissions are made in reliance upon written information furnished to us by the selling shareholders. This indemnity will not apply to the extent that the claims or losses are caused by a violation by us of the Securities Purchase Agreement. We agreed in the Securities Purchase Agreement to indemnify the selling shareholders against claims or losses resulting from (i) any untrue statement or alleged untrue statement of a material fact contained in, or information incorporated by reference into, this registration statement or prospectus (or any amendment or supplement hereto) or any preliminary prospectus prepared in connection with the registration contemplated by the Securities Purchase Agreement, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any failure by us to fulfill and perform any agreement, covenant or undertaking pursuant to the Securities Purchase Agreement, or (iv) any failure or breach of our representations and warranties as set forth in the Securities Purchase Agreement, other than statements or omissions that are made in reliance upon written information furnished to us by the selling shareholders, or to extent the selling shareholders failed to deliver a prospectus with or prior to the written confirmation of the sale of the shares, and such claim or loss would have been corrected by such prospectus.

ITEM 25. Other Expenses of Issuance and Distribution.

        We will pay all of the expenses payable in connection with the registration of the resale of our common stock by the selling shareholders. Expenses payable by us in connection with the registration are as follows:

SEC Registration Fee	$100
Accounting Fees and Expenses	5,000	*
Legal Fees and Expenses	25,000	*
Printing, Freight and Engraving	10,000	*
Miscellaneous	5,000	*

Total	$45,100

*
Estimated.

ITEM 26. Recent Sales of Unregistered Securities.

        The following is information as to all securities we have sold within the past three years that were not registered under the Securities Act of 1933, as amended ("1933 Act").

        On July 30, 2003 we issued a total of 333,334 shares of our common stock, for gross proceeds of $1,000,002, to two accredited investors in a transaction exempt from registration pursuant to Section 4(2) of the 1933 Act and Rule 506 thereunder.

ITEM 27. Exhibits.

3.1	Articles of Incorporation of the Company, as amended. (Incorporated by reference from Registration Statement #333-4118-D dated June 25, 1996).
3.2	Bylaws of the Company. (Incorporated by reference from Registration Statement #333-4118-D dated June 25, 1996).
4.1	Form of certificate for shares of Common Stock.
5.1	Opinion of Faegre & Benson LLP (previously filed).
10.1	Lease Agreement dated September 7, 2001 between Encision Inc. and Sterling Partnership. (Incorporated by reference from Registration Statement #333-4118-D dated June 25, 1996).
10.2	Encision Inc. 1991 Stock Option Plan, as amended. (Incorporated by reference from Registration Statement #333-4118-D dated June 25, 1996).
10.3	Encision Inc. 1997 Stock Option Plan. (Incorporated by reference from Proxy Statement dated July 15, 1997).
10.4	Securities Purchase Agreement by and between the Company and Wasatch Funds, Inc., dated July 30, 2003 (previously filed).
16.1	Letter from KPMG LLP. (Incorporated by reference from Amendment #1 to Current Report on Form 8-K dated July 30, 2003).
23.1	Consent of Independent Public Accountants, KPMG LLP (previously filed).
23.2	Consent of Faegre & Benson LLP (Included in Exhibit 5.1).
24.1	Power of Attorney (previously filed).

ITEM 28. Undertakings.

  (a)
  The Registrant hereby undertakes that it will:

  (1)
  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  (i)
  Include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  Include any additional or changed material information on the plan of distribution.

  (2)
  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3)
  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (e)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City and County of Boulder, State of Colorado on October 10, 2003.

ENCISION, INC.
By:	/s/ JAMES A. BOWMAN James A. Bowman, President & Chief Executive Officer (Principal Executive Officer)

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature		Title	Date

	/s/ JAMES A. BOWMAN James A. Bowman	President, Chief Executive Officer, and Director	October 10, 2003
	* Marcia A. McHaffie	Controller and Corporate Secretary; (Principal Accounting Officer and Principal Financial Officer)	October 10, 2003
	* Robert H. Fries	Director	October 10, 2003
	Vern D. Kornelson	Director
	* David W. Newton	Director	October 10, 2003
	* Roger C. Odell	Director	October 10, 2003
*By:	/s/ JAMES A. BOWMAN James A. Bowman, attorney-in-fact

INDEX TO EXHIBITS

3.1	Articles of Incorporation of the Company, as amended. (Incorporated by reference from Registration Statement #333-4118-D dated June 25, 1996).
3.2	Bylaws of the Company. (Incorporated by reference from Registration Statement #333-4118-D dated June 25, 1996).
4.1	Form of certificate for shares of Common Stock.
5.1	Opinion of Faegre & Benson LLP (previously filed).
10.1	Lease Agreement dated September 7, 2001 between Encision Inc. and Sterling Partnership. (Incorporated by reference from Registration Statement #333-4118-D dated June 25, 1996).
10.2	Encision Inc. 1991 Stock Option Plan, as amended. (Incorporated by reference from Registration Statement #333-4118-D dated June 25, 1996).
10.3	Encision Inc. 1997 Stock Option Plan. (Incorporated by reference from Proxy Statement dated July 15, 1997).
10.4	Securities Purchase Agreement by and between the Company and Wasatch Funds, Inc., dated July 30, 2003 (previously filed).
16.1	Letter from KPMG LLP. (Incorporated by reference from Amendment #1 to Current Report on Form 8-K dated July 30, 2003).
23.1	Consent of Independent Public Accountants, KPMG LLP (previously filed).
23.2	Consent of Faegre & Benson LLP (Included in Exhibit 5.1).
24.1	Power of Attorney (previously filed).

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 24. Indemnification of Directors and Officers.
  ITEM 25. Other Expenses of Issuance and Distribution.
  ITEM 26. Recent Sales of Unregistered Securities.
  ITEM 27. Exhibits.
  ITEM 28. Undertakings.
SIGNATURES
INDEX TO EXHIBITS